Pricing supplement
To prospectus dated April 8, 2020,
prospectus supplement dated April 8, 2020,
product supplement no. 4-II dated November 4, 2020 and

underlying supplement no. 8-I dated June 14, 2021

Registration Statement Nos. 333-236659 and 333-236659-01 Dated July 2, 2021 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$2,715,000 Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index due July 20, 2022 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek exposure to the performance of the J.P. Morgan Kronos US Equity (JPUSKRSP) Index. Investors should be willing to forgo interest and dividend payments and, if the Index declines, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Index:	The J.P. Morgan Kronos US Equity (JPUSKRSP) Index (Bloomberg ticker: JPUSKRSP <Index>). The level of the Index reflects the deduction of a fee of 0.35% per annum that accrues daily and, in some circumstances, a notional financing cost.
Payment at Maturity:	Payment at maturity will reflect the performance of the Index, subject to the Index Adjustment Factor. Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:
$1,000 × (1 + Index Return) × Index Adjustment Factor
Because the Index Adjustment Factor is set equal to 100.00%, the Index Adjustment Factor does not provide any buffer against any decline of the Index. If the Ending Index Level is less than the Initial Index Level, you will lose some or all of your principal amount at maturity. For more information on how the Index Adjustment Factor can affect your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” in this pricing supplement.
Index Return:	(Ending Index Level – Initial Index Level)
Initial Index Level
Index Adjustment Factor:	100.00%
Initial Index Level:	The closing level of the Index on the Pricing Date, which was 511.47
Ending Index Level:	The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Pricing Date:	July 2, 2021
Original Issue Date:	On or about July 8, 2021 (Settlement Date)
Ending Averaging Dates:†	July 11, 2022, July 12, 2022, July 13, 2022, July 14, 2022 and July 15, 2022
Maturity Date:†	July 20, 2022
CUSIP:	48132USQ7
†	Subject to postponement in the event of certain market disruption events and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes Linked Solely to an Index” in the accompanying underlying supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-5 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$5	$995
Total	$2,715,000	$13,575	$2,701,425
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $5.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $990.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 8-I dated June 14, 2021: http://www.sec.gov/Archives/edgar/data/19617/000095010321008765/crt_dp152656-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS-1
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the hypothetical total return at maturity or payment at maturity for each $1,000 principal amount note. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes an Initial Index Level of 100 and reflects the Index Adjustment Factor of 100.00%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

The hypothetical Initial Index Level of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Index Level. The actual Initial Index Level is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Index Level” in this final version of this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Ending Index Level	Index Return	Total Return
200.00	100.00%	100.00%
190.00	90.00%	90.00%
180.00	80.00%	80.00%
170.00	70.00%	70.00%
160.00	60.00%	60.00%
150.00	50.00%	50.00%
140.00	40.00%	40.00%
130.00	30.00%	30.00%
120.00	20.00%	20.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
100.00	0.00%	0.00%
99.00	-1.00%	-1.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 100 to an Ending Index Level of 105. Because the Ending Index Level of 105 is greater than the Initial Index Level of 100 and the Index Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 100.00% = $1,050

Example 2: The level of the Index is flat from an Initial Index Level of 100 to an Ending Index Level of 100. The Ending Index Level of 100 is equal to the Initial Index Level and the Index Return is 0.00%. The investor receives the principal amount of their notes at maturity, calculated as follows:

$1,000 × (1 + 0%) × 100.00% = $1,000

Example 3: The level of the Index decreases from the Initial Index Level of 100 to an Ending Index Level of 80. Because the Ending Index Level of 80 is less than the Initial Index Level of 100 and the Index Return is -20%, the investor receives a payment at maturity of only $800 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -20%) × 100.00% = $800

JPMorgan Structured Investments —	PS-2
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-3
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

The J.P. Morgan Kronos US Equity (JPUSKRSP) Index

The J.P. Morgan Kronos US Equity (JPUSKRSP) Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities plc (“JPMS plc”). The Index has been calculated on a “live” basis (i.e., using real-time data) since June 11, 2021. The Index is reported by Bloomberg L.P. under the ticker symbol “JPUSKRSP Index.”

The Index attempts to provide a dynamic rules-based exposure to the S&P 500® Index (the “Constituent”). The Index tracks (a) 50%, 100% or 150% of the price performance of the Constituent (i.e., dividends, if any, are not reflected), where the exposure to the Constituent is determined as described below, (b) a notional cash return (only if the exposure to the Constituent is 50%) or a notional financing cost (only if the exposure to the Constituent is 150%) and (c) the daily deduction of a fee of 0.35% per annum (the “Index Fee”). The Constituent consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Constituent, see “Background on the S&P 500® Index” in the accompanying underlying supplement.

The Index’s exposure to the Constituent is determined based on strategies that reference the following historical tendencies:

•	historical outperformance around the turn of the month;
•	historical price momentum ahead of monthly index options’ expiry; and
•	historical mean reversion into month-end.

Historical turn-of-the-month outperformance. Historically, the performance of the Constituent has tended to be better over the first few and last few days of the month than at other times during the month. There can be no assurance that this outperformance effect will be observed regularly or at all in the future or that any instances of outperformance observed in the future will exceed any instances of underperformance observed in the future.

It has been theorized that this outperformance effect might be due in part to month-end portfolio adjustments by institutions, distributions from pensions and other retirement accounts that are immediately reinvested and monthly investments by retail mutual fund investors through systematic investment plans in the equity securities included in the Constituent, as these purchases may cause the value of the relevant equity securities, and therefore the Constituent, to increase. However, other unidentified factors might contribute to or be primarily responsible for this effect, and there can be no assurance that any factor will continue to exist or continue to cause this effect.

Historical momentum into monthly options expiry. Historically, the performance of the Constituent has tended to exhibit momentum in the third week of each month prior to the scheduled monthly expiry of option contracts on the Constituent, as compared to the remainder of the period following the immediately preceding scheduled monthly expiry and prior to the third week of the relevant month, meaning that the Constituent has tended to continue to increase if it has been increasing and has tended to continue to decrease if it has been decreasing. There can be no assurance that this momentum effect will be observed regularly or at all in the future or that any instances of momentum observed in the future will exceed any instances of mean reversion observed in the future.

Because this effect appears to have been visible in data only since 1983, when the Chicago Board Options Exchange first listed option contracts on the Constituent, it has been theorized this effect could be due in part to systematic call overwriting. A call option contract is a financial contract that gives the option contract buyer the right, but not the obligation, to buy an asset or index at a specified price (called the “strike price”) on a specified day or within a specific time period in the future from the option contract seller. In a call overwriting strategy, an investor sells a call option contract on an asset or index where the strike price of the call option is typically higher than the current value of that asset or index.

As option contracts on the Constituent near their expiry, if the Constituent has increased since the immediately preceding scheduled monthly expiry, investors engaged in a call overwriting strategy may buy back their call option contracts at a loss (or let them be exercised at a loss), and sell new call option contracts with higher strikes to market-makers. Under these circumstances, market-makers may buy the equity securities included in the Constituent to hedge their risk, and this buying could cause the level of the Constituent to increase.

As option contracts on the Constituent near their expiry, if the Constituent has decreased since the immediately preceding scheduled monthly expiry, investors engaged in a call overwriting strategy may buy back their call option contracts at a profit (or let them expire at a profit), and sell new call option contracts with lower strikes to market-makers. Under these circumstances, market-makers may sell the equity securities included in the Constituent to hedge their risk, and this selling could cause the level of the Constituent to decline.

However, other unidentified factors might contribute to or be primarily responsible for this effect, and there can be no assurance that any factor will continue to exist or continue to cause this effect.

Historical mean version into month-end. Historically, the performance of the Constituent has tended to exhibit mean reversion into the last week of the month, as compared to the preceding portion of that month, meaning that the Constituent has tended to increase if it has been decreasing and has tended to decrease if it has been increasing. There can be no assurance that this mean reverting effect will be observed regularly or at all in the future or that any instances of mean reversion observed in the future will exceed any instances of momentum in the future.

JPMorgan Structured Investments —	PS-4
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

It has been theorized that this effect might be due in part to month-end rebalancing flows from investors targeting fixed portfolio weights of equities securities included in the Constituent. An investor seeking to apply fixed portfolio weights may determine to sell assets that have increased in value (which may cause the value of those assets to decline) and buy assets that have decreased in value (which may cause the value of those assets to increase) in order to return those assets to their target fixed portfolio weights. However, other unidentified factors might contribute to or be primarily responsible for this effect, and there can be no assurance that any factor will continue to exist or continue to cause this effect.

Index construction. The Index generally provides a fully-invested (i.e., 100%) exposure to the Constituent (subject to the Index Fee), but that exposure may be increased to a leveraged long 150% exposure (with an accompanying notional financing cost) or decreased to a long exposure of 50% (with a notional cash return), during portions of each month in order to implement the Index’s strategies described below, in each case, subject to modification in the event of a market disruption:

•	Turn-of-the-month strategy: For the first four days of each calendar month on which the New York Stock Exchange is scheduled to open for trading for its regular trading session (each, an “Index Business Day”), the Index will provide a leveraged exposure to the Constituent (with an accompanying notional financing cost). The Index will also seek to apply the turn-of-the-month strategy for the last two Index Business Days of each calendar month, but the exposure to the Constituent during that period is also subject to the month-end mean reversion strategy as described below.
•	Options expiry momentum strategy: If the closing level of the Constituent on the fifth Index Business Day immediately preceding the Saturday following the third Friday of each calendar month (the third Friday of each calendar month is typically the scheduled monthly expiry of U.S. equity and equity index option contracts, including on the Constituent) is greater than the closing level of the Constituent on the Index Business Day immediately following the third Friday of the prior calendar month, the Index will provide a leveraged exposure to the Constituent (with an accompanying notional financing cost) for the four Index Business Days ending on the Index Business Day after the third Friday of the current calendar month. If the closing level of the Constituent on the fifth Index Business Day immediately preceding the Saturday following the third Friday of each calendar month is less than the closing level of the Constituent on the Index Business Day immediately following the third Friday of the prior calendar month, the Index will provide reduced exposure to the Constituent (with a notional cash return) for the four Index Business Days ending on the Index Business Day after the third Friday of the current calendar month.
•	Month-end mean reversion strategy: If the closing level of the Constituent on the seventh Index Business Day immediately preceding the last Index Business Day of the calendar month is greater than the closing level of the Constituent on the last Index Business Day of the immediately preceding calendar month, the Index will provide reduced exposure to the Constituent (with a notional cash return) for the four Index Business Days immediately preceding the final two Index Business Days of the month and, due to the turn-of-the-month strategy, the Index will be fully invested in the Constituent for the final two Index Business Days of the month. If the closing level of the Constituent on the seventh Index Business Day immediately preceding the last Index Business Day of the calendar month is less than the closing level of the Constituent on the last Index Business Day of the immediately preceding calendar month, the Index will provide a leveraged exposure to the Constituent (with an accompanying notional financing cost) for the final six Index Business Days of the month. The exposure to the Constituent is capped at 150%, so it will not exceed 150% even during the period when the turn-of-the-month strategy and the month-end mean reversion strategy overlap.

Calculating the level of the Index. On any given day, the closing level of the Index (the “Index Level”) reflects (a) (i) the price performance of the Constituent (i.e., dividends, if any, are not reflected), (ii) 50% of the price performance of the Constituent (i.e., dividends, if any, are not reflected) plus a notional cash return, or (iii) 150% of the price performance of the Constituent (i.e., dividends, if any, are not reflected) less a notional financing cost with respect to the leveraged portion of the exposure, in each case less (b) the daily deduction of the Index Fee of 0.35% per annum. The Index Level was set equal to 0.50 on July 7, 1954, the base date of the Index.

The notional cash return is intended to approximate interest that could be earned with the excess notional funds when the Index provides only partial exposure to the Constituent, and the notional financing cost is intended to approximate the cost of using borrowed funds for the leveraged portion. The notional cash return and the notional financing cost are each currently calculated by reference to the Effective Federal Funds Rate. The Effective Federal Funds Rate is a measure of the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as the volume-weighted median of overnight federal funds transactions reported by U.S. banks and U.S. branches and agencies of non-U.S. banks, and is quoted on the basis of an assumed year of 360 days. Assuming a positive Effective Federal Funds Rate, the notional cash return will have a positive effect on the performance of the Index when the exposure to the Constituent is 50%, and the notional financing cost will have a negative effect on the performance of the Index when the exposure to the Constituent is 150%.

No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Constituent.

If the exposure to the Constituent is 50%, the Index will provide reduced exposure to the Constituent, and its return will be limited to 50% of the performance of the Constituent and the notional cash return, minus the

JPMorgan Structured Investments —	PS-5
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

Index Fee of 0.35% per annum. The Index Fee is deducted daily at a rate of 0.35% per annum, even when the Index provides only 50% exposure to the Constituent.

The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the level of the Index.

See “The J.P. Morgan Kronos US Equity (JPUSKRSP) Index” in the accompanying underlying supplement for more information about the Index.

Selected Purchase Considerations

•	INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE J.P. MORGAN KRONOS US EQUITY (JPUSKRSP) INDEX — The notes provide exposure to the performance of the Index. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	RETURN LINKED TO THE J.P. MORGAN KRONOS US EQUITY (JPUSKRSP) INDEX — The Index attempts to provide a dynamic rules-based exposure to the Constituent. The Index tracks (a) 50%, 100% or 150% of the price performance of the Constituent (i.e., dividends, if any, are not reflected), where the exposure to the Constituent is determined as described below, (b) a notional cash return (only if the exposure to the Constituent is 50%) or a notional financing cost (only if the exposure to the Constituent is 150%) and (c) the daily deduction of the Index Fee of 0.35% per annum. The Constituent consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. Past performance should not be considered indicative of future performance.

For additional information about the J.P. Morgan Kronos US Equity (JPUSKRSP) Index, see the information set forth under “The J.P. Morgan Kronos US Equity (JPUSKRSP) Index” in the accompanying underlying supplement.

•	TAX TREATMENT —You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The applicable Treasury regulations can deem non-U.S. investors to be receiving dividend equivalents in respect of those underlying U.S. equities or indices even if no payments on the notes are directly traceable to any such dividends.

Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more underlying securities, as determined generally at the time of issuance, based on tests set forth in the applicable Treasury regulations. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury

JPMorgan Structured Investments —	PS-6
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

regulations, generally as of the first business day of the calendar year in which the relevant issuance is priced (such an index, a “Qualified Index”). JPMorgan Chase & Co. has determined that the Constituent is a Qualified Index for the year 2021; accordingly, JPMorgan Chase & Co. will not treat Section 871(m) as applying to the notes. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, the Constituent or any of the equity securities underlying the Constituent, or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the foregoing. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Index. Because the Index Adjustment Factor is set equal to 100.00%, the Index Adjustment Factor does not provide any buffer against any decline of the Index. If the Ending Index Level is less than the Initial Index Level, you will lose some or all of your principal amount at maturity.
•	THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE OF 0.35% PER ANNUM AND, IN SOME CIRCUMSTANCES, A NOTIONAL FINANCING COST CALCULATED BASED ON THE EFFECTIVE FEDERAL FUNDS RATE — This Index Fee and, when the exposure to the Constituent is leveraged, the notional financing cost will be deducted daily. As a result of the deduction of this Index Fee and, when applicable, the notional financing cost, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee or cost is deducted, assuming that the rates underlying the notional financing cost remain positive.
•	THE INDEX ADJUSTMENT FACTOR WILL PROVIDE NO BENEFIT BECAUSE IT IS SET EQUAL TO 100.00% — Because the Index Adjustment Factor is set equal to 100.00%, you will not benefit from any upside return enhancement or any buffer against any decline of the Index. Under these circumstances, if the Ending Index Level is less than the Initial Index Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Constituent would have.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could

JPMorgan Structured Investments —	PS-7
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks. See also “ — Risks Relating to the Index — Our Affiliate, JPMS plc, Is the Index Sponsor and the Index Calculation Agent of the Index and May Adjust the Index in a Way that Affects Its Level” below.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE — Any research, opinions or recommendations could affect the market value of the notes. Investors should undertake their own independent investigation of the merits of investing in the notes and the Constituent and the securities composing the Constituent.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

JPMorgan Structured Investments —	PS-8
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	the dividend rates on the constituents of the Constituent;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Index

•	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the CONSTITUENT — JPMorgan Chase & Co. is currently one of the companies that make up the Constituent. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Constituent, the Index and the notes.

•            OUR AFFILIATE, JPMS PLC, IS THE INDEX SPONSOR AND THE INDEX CALCULATION AGENT OF THE INDEX AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMS plc, one of our affiliates, currently acts as the index sponsor and the index calculation agent for the Index and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. In performing these duties, JPMS plc may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS plc, as the index sponsor and the index calculation agent of the Index, is entitled to exercise discretion. The rules governing the Index may be amended at any time by the index sponsor of the Index, in its sole discretion. The rules also permit the use of discretion by the index sponsor and the index calculation agent in relation to the Index in specific instances, including, but not limited to, the determination of whether to replace the Constituent with a substitute or successor upon the occurrence of certain events affecting the Constituent, the selection of any substitute or successor and the determination of the levels to be used in the event of market disruptions that affect the ability of the index calculation agent of the Index to calculate and publish the levels of the Index and the interpretation of the rules governing the Index. Although JPMS plc, acting as the index sponsor and the index calculation agent, will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that JPMS plc may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.

Although judgments, policies and determinations concerning the Index are made by JPMS plc, JPMorgan Chase & Co., as the ultimate parent company of JPMS plc, ultimately controls JPMorgan Chase and JPMS plc. JPMS plc has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the Constituent in the Index is not an investment recommendation by us or JPMS plc of the Constituent or any of the equity securities underlying the Constituent.

•	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE CONSTITUENT — The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Constituent.
•	risks associated with THE INDEX’S turn-of-the-month strategy — The Index involves risks associated with its turn-of-the-month strategy. The turn-of-the-month strategy is designed to benefit from positive returns in the Constituent at the beginning and end of each month. However, there is no guarantee that the level of the Constituent will rise during these periods and unexpected market conditions or other external events may cause the level of the Constituent to fall during these periods. No assurance can be given that the turn-of-the-month strategy will be successful or that it will outperform any alternative strategy.
•	risks associated with THE INDEX’S options expiry momentum strategy — The Index involves risks associated with its options expiry momentum investment strategy. Momentum investing generally seeks to capitalize on trends in the price of an asset. As such, the exposure of the Index during the portion of the month governed by the momentum strategy is based on the recent performance trend of the Constituent. However, there is no guarantee that this trend will continue in the future and, even if the monthly options expiry convention changes, the timing of the options expiry momentum strategy will remain the same. A momentum strategy is different from a strategy that seeks long-term exposure to the underlying asset with

JPMorgan Structured Investments —	PS-9
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

fixed weights. If market conditions during the portion of the month governed by the momentum strategy do not represent a continuation of prior observed trends, the Index may decline. In particular, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Index may perform poorly during the portion of the month governed by the options expiry momentum strategy in non-trending, “choppy” markets characterized by short-term volatility. No assurance can be given that the options expiry momentum strategy will be successful or that it will outperform any alternative strategy.

In addition, the Index’s options expiry momentum strategy assumes that the scheduled monthly expiry of U.S. equity and equity index option contracts, including on the Constituent, will typically fall on the third Friday of each calendar month. Any change to the scheduled monthly expiry of U.S. equity or equity index option contracts may adversely affect the performance of the Index’s options expiry momentum strategy.

•	risks associated with THE INDEX’S month-end mean reversion strategy — The Index involves risks associated with its month-end mean reversion investment strategy. A mean reversion strategy seeks to capitalize on the view that over short periods of time, markets are cyclical — meaning that an upward trend in the level of an asset is usually followed by a downward trend or vice versa. There is no guarantee that the actual performance of the Constituent will exhibit any mean reversion during the portion of the month governed by the month-end mean reversion strategy, and any sustained decline in the level of the Constituent at a time when the month-end mean reversion theory would suggest that the level should increase may result in unexpected losses, which could be significant. No assurance can be given that the month-end mean reversion strategy will be successful or that it will outperform any alternative strategy.
•	The Index’s strategies are applied during only a portion of each month — Each of the Index’s strategies is implemented over only a limited number of days in a calendar month as described under “The J.P. Morgan Kronos US Equity (JPUSKRSP) Index” above. Outside of these limited number of days, the Index will track 100% of the performance of the Constituent (subject to the deduction of the Index Fee) and will not benefit from the application of any strategy. The Index may underperform the Constituent due to the limited application of the strategies along with the deduction of the Index Fee.
•	The Index may be adversely affected by an overlap between its turn-of-the-month strategy and its month-end mean reversion strategy — During the final two Index Business Days of each month, the turn-of-the-month strategy and the month-end mean revision strategy are both applicable, subject to a maximum exposure to the Constituent of 150%. As a result, the exposure to the Constituent may be higher or lower than would have been the case had only one of those strategies been applied and the performance of the Index may be worse than if only one strategy were applied or no maximum exposure limit were applied.
•	THE INDEX MAY BE SIGNIFICANTLY UNINVESTED — During any portion of each month in which the exposure to the Constituent is 50%, the Index will provide reduced exposure to the Constituent, and its return will be limited to 50% of the performance of the Constituent and the notional cash return, minus the Index Fee of 0.35% per annum. The level of the Constituent may increase significantly while the exposure of the Index to the Constituent is 50%, but the Index will benefit from only 50% of any such increase. The Index Fee is deducted daily at a rate of 0.35% per annum, even when the Index provides only 50% exposure to the Constituent.
•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight. Alternative modelling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information.
•	THE CONSTITUENT OF THE INDEX MAY BE REPLACED BY A SUBSTITUTE INDEX IN CERTAIN EXTRAORDINARY EVENTS — Following the occurrence of certain extraordinary events with respect to the Constituent, the Constituent may be replaced by a substitute index or the index calculation agent may cease calculation and publication of the Index on a date determined by the index calculation agent. These extraordinary events generally include events that could materially interfere with the ability of market participants to transact in, or events that could materially change the underlying economic exposure of, positions with respect to the Index or the Constituent, where that material interference or change is not acceptable to the index calculation agent. See “The J.P. Morgan Kronos US Equity (JPUSKRSP) Index — Extraordinary Events” in the accompanying underlying supplement for a summary of events that could trigger an extraordinary event.

You should realize that the changing of the Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Constituent may perform significantly better or worse than the original Constituent. Moreover, the policies of the sponsor of the substitute index concerning the methodology and calculation of the substitute index, including decisions regarding additions, deletions or substitutions of the

JPMorgan Structured Investments —	PS-10
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

assets underlying the substitute index, could affect the level of the substitute index and therefore the value of the notes. The amount payable on the notes and their market value could also be affected if the sponsor of a substitute index discontinues or suspends calculation or dissemination of the relevant index, in which case it may become difficult to determine the market value of the notes. The sponsor of the substitute index will have no obligation to consider your interests in calculating or revising such substitute index.

•	The Notional Cash Return will be negatively affected if the underlying interest rate is negative — The notional cash return is currently determined by reference to the Effective Federal Funds Rate. If the Effective Federal Funds Rate becomes negative, when the exposure to the Constituent is 50%, the notional cash return will have a negative effect on the performance of the Index and therefore the value of the notes.
•	OTHER KEY RISKS:
o	THE INDEX, WHICH WAS ESTABLISHED ON JUNE 11, 2021, HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o	THE EFFECTIVE FEDERAL FUNDS RATE IS AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE.
o	THE METHOD PURSUANT TO WHICH THE EFFECTIVE FEDERAL FUNDS RATE IS DETERMINED MAY CHANGE, AND ANY SUCH CHANGE MAY ADVERSELY AFFECT THE VALUE OF THE NOTES.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

JPMorgan Structured Investments —	PS-11
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 8, 2016 through June 4, 2021, and the historical performance of the Index based on the weekly historical closing levels of the Index from June 11, 2021 through July 2, 2021. The Index was established on June 11, 2021, as represented by the vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on July 2, 2021 was 511.47. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Ending Averaging Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

JPMorgan Structured Investments —	PS-12
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The J.P. Morgan Kronos US Equity (JPUSKRSP) Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

JPMorgan Structured Investments —	PS-14
Return Notes Linked to the J.P. Morgan Kronos US Equity (JPUSKRSP) Index